Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Jeffrey Zack
(212) 827-4444
jeffrey.zack@acegroup.com

ACE REPORTS RECORD QUARTERLY OPERATING INCOME OF $2.64 PER SHARE,

UP 6%; GLOBAL P&C NET PREMIUMS UP 4%; P&C COMBINED RATIO IS 86.3%

AND OPERATING RETURN ON EQUITY IS 12.6%

•	After-tax operating income of $891 million for the quarter and $2.5 billion for the year(1) are both records
•	P&C underwriting income of $586 million, up 4.9%
•	Net investment income of $566 million, up 8.5%
•	Operating cash flow of $1.1 billion
•	Book value per share up 6.5% and tangible book value per share up 7.4% for the year

ZURICH – October 21, 2014 – ACE Limited (NYSE: ACE) today reported net income for the quarter ended September 30, 2014, of $2.32 per share, compared with $2.66 per share for the same quarter last year.(2) Operating income was $2.64 per share, compared with $2.49 per share for the same quarter last year. Book value and tangible book value per share increased 0.2% and 0.4%, respectively, from June 30, 2014. Book value and tangible book value per share now stand at $90.38 and $74.05, respectively. Operating return on equity for the quarter was 12.6%. The property and casualty (P&C) combined ratio for the quarter was 86.3%.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2014	2013	Change	2014	2013	Change
Operating income, net of tax	$891	$857	3.9%	$2.64	$2.49	6.0%
Adjusted net realized gains (losses), net of tax	(106)	59	NM	(0.32)	0.17	NM

Net income	$785	$916	(14.2)%	$2.32	$2.66	(12.8)%

For the nine months ended September 30, 2014, net income was $6.75 per share, compared with $8.02 per share for 2013. Operating income was $7.32 per share, compared with $6.95 per share for 2013, an increase of 5.3%. Book value and tangible book value per share increased 6.5% and 7.4%, respectively, from December 31, 2013. The P&C combined ratio for the nine months ended September 30, 2014, was 87.5%.

Nine Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2014	2013	Change	2014	2013	Change
Operating income, net of tax	$2,493	$2,393	4.2%	$7.32	$6.95	5.3%
Adjusted net realized gains (losses), net of tax	(195)	367	NM	(0.57)	1.07	NM

Net income	$2,298	$2,760	(16.7)%	$6.75	$8.02	(15.8)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had record earnings for the quarter and nine months. After-tax operating income for the quarter of $2.64 per share was up 6%, driven by growth in underwriting income and investment income, both of which were up for the quarter and year. Our ROE in the quarter was 12.6%.

“P&C underwriting income was up 5% as a result of growth in earned premium and steady underwriting margin. The combined ratio of 86.3% benefitted from strong current accident year results, positive prior years’ reserve development and relatively light catastrophe losses. Net investment income was up 8.5%, due primarily to growth in our invested assets and partnership distributions.

“Net P&C premiums excluding crop insurance grew 4% in the quarter and 7% year to date. While growth naturally slowed a bit in the quarter given a more competitive market globally, we see many opportunities for growth due to our broad global diversification. We expect stronger growth in the fourth quarter in constant dollars.

“We continue to invest for the future. As we announced earlier, all of our regulatory approvals are now in hand for our acquisition of Itaú’s large corporate P&C insurance business in Brazil. We expect the transaction will now close October 31.”

Page 2/10

Operating highlights for the quarter ended September 30, 2014, were as follows:

	3Q	3Q
(in millions of U.S. dollars except for percentages)	2014	2013	Change

P&C
Net premiums written	$4,232	$4,141	2.2%
Net premiums written constant-dollar		$4,160	1.7%
Underwriting income	$586	$558	4.9%
Combined ratio	86.3%	86.5%
Current accident year underwriting income excluding catastrophe losses	$440	$426	3.2%
Current accident year combined ratio excluding catastrophe losses	89.8%	89.8%

Global P&C (excludes Agriculture)
Net premiums written	$3,468	$3,336	4.0%
Net premiums written constant-dollar		$3,356	3.4%
Underwriting income	$505	$493	2.5%
Combined ratio	85.6%	85.0%
Current accident year underwriting income excluding catastrophe losses	$360	$369	(2.4)%
Current accident year combined ratio excluding catastrophe losses	89.8%	88.9%

Agriculture
Net premiums written	$764	$805	(5.2)%
Underwriting income	$81	$65	23.4%
Combined ratio	89.5%	92.3%
Current accident year underwriting income excluding catastrophe losses	$80	$57	39.7%
Current accident year combined ratio excluding catastrophe losses	89.6%	93.3%

•	P&C net premiums earned increased 2.9%, and Global P&C net premiums earned increased 6.2%.

•	The P&C expense ratio for the quarter was 27.8% compared with 25.8% last year. The Global P&C expense ratio, which excludes Agriculture, was 32.7% compared with 31.3% last year. The prior year Global P&C expense ratio includes a 1.0 point favorable impact for purchase accounting adjustments related to the Mexican acquisitions. The Agriculture expense ratio for the quarter was 5.8% compared with 4.3% last year. The current quarter ratio includes the unfavorable impact of lower crop insurance production as a result of lower commodity prices and lower ceded commission benefits due to the non-renewal of a third-party proportional reinsurance agreement.

•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $86 million (2.1 percentage points of the combined ratio) and $76 million, respectively, compared with $78 million (1.8 percentage points of the combined ratio) and $70 million, respectively, last year.

•	Favorable prior period development pre-tax and after-tax for the quarter were $232 million (5.6 percentage points of the combined ratio) and $172 million, respectively, compared with $210 million (5.1 percentage points of the combined ratio) and $162 million, respectively, last year.

•	Operating cash flow was $1.1 billion for the quarter.

Page 3/10

•	Net loss reserves increased $93 million in the quarter and $286 million for the year, and the net paid-to-incurred ratio was 88% for the quarter and 94% for the year.

•	Net investment income for the quarter increased 8.5% to $566 million, primarily due to an increase in the invested asset base, an increase in private equity distributions and an increase in call activity in the company’s corporate bond portfolio.

•	Net realized and unrealized losses pre-tax totaled $447 million for the quarter. Net realized losses of $110 million included a loss of $95 million from derivative accounting related to variable annuity reinsurance. Net unrealized losses of $337 million were primarily related to an increase in market yields on the company’s corporate bond portfolio.

•	Operating return on equity was 12.6% for the quarter and 11.9% year to date. Return on equity computed using net income was 10.4% for both the quarter and year to date.

•	Share repurchases totaled $450 million, or approximately 4.3 million shares, during the quarter. Since the inception of the November 2013 share repurchase authorization, the company has repurchased approximately 11.2 million shares for $1.1 billion through October 20, 2014.

•	Book value per share increased 0.2% to $90.38 from $90.19 at June 30, 2014, and increased 6.5% from $84.83 at December 31, 2013. Realized and unrealized losses and unfavorable foreign currency movement negatively impacted book value per share in the quarter.

•	Tangible book value per share increased 0.4% to $74.05 from $73.77 at June 30, 2014, and increased 7.4% from $68.93 at December 31, 2013.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2014, include:

•	Insurance – North American P&C: Net premiums written increased 2.7%. The combined ratio was 91.4% for the quarter compared with 88.3%. The combined ratio was 87.8% for the year compared with 87.2%. The current accident year combined ratio excluding catastrophe losses for the quarter was 88.5% compared with 88.3%. The current accident year combined ratio excluding catastrophe losses for the year was 87.6% compared with 87.8%. Unfavorable prior period development in the quarter of $11 million included $63 million of adverse development for legacy environmental liability exposures.

•	Insurance – North American Agriculture: Net premiums written decreased 5.2%. The combined ratio was 89.5% for the quarter compared with 92.3%. The combined ratio was 93.6% for the year compared with 91.1%. The current accident year combined ratio excluding catastrophe losses for the quarter was 89.6% compared with 93.3%. The current accident year combined ratio excluding catastrophe losses for the year was 89.4% compared with 91.8%.

•	Insurance – Overseas General: Net premiums written increased 9.4%. The combined ratio was 80.1% for the quarter compared with 82.2%. The combined ratio was 85.7% for the year compared with 86.9%. The current accident year combined ratio excluding catastrophe losses for the quarter was 90.5% compared with 89.4%. The current accident year combined ratio excluding catastrophe losses for the year was 90.1% compared with 90.2%. Favorable prior period development in the quarter of $219 million included $52 million of favorable development for an older liability case.

Page 4/10

•	Global Reinsurance: Net premiums written decreased 21.2% for the quarter primarily due to the non-renewal of a large workers’ compensation treaty. The combined ratio was 70.2% for the quarter compared with 65.8%. The combined ratio was 71.1% for the year compared with 65.1%. The current accident year combined ratio excluding catastrophe losses for the quarter was 75.7% compared with 71.0%. The current accident year combined ratio excluding catastrophe losses for the year was 75.4% compared with 70.0%.

•	Life: Operating income was $72 million compared with $75 million. Net premiums written and deposits collected, excluding life reinsurance, increased 14.5% on a constant-dollar basis.

Please refer to the ACE Limited Financial Supplement, dated September 30, 2014, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its third quarter earnings conference call on Wednesday, October 22, 2014, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 888-569-5033 (within the United States) or 719-325-2490 (international), passcode 8276801. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, November 5, 2014, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 8276801.

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

Page 5/10

(1)	References to the year refer to the nine months ended September 30, 2014.
(2)	All comparisons are with the same period last year unless specifically stated.

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains and losses from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Net premiums written on a constant-dollar basis is a financial measure which excludes the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities.

P&C combined ratio excluding catastrophe losses and PPD or current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Page 6/10

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our core results of operations as they are heavily influenced by, and fluctuate in part according to market conditions.

See reconciliation of Non-GAAP Financial Measures on pages 21-23 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance including 2014 performance and growth opportunities, and our pending acquisition of the large corporate P&C business of Itaú Unibanco S.A., reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Given uncertainties, it is possible the closing of the above-referenced acquisition could also be delayed or not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 7/10

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2014	December 31 2013

Assets
Investments	$63,254	$60,928
Cash	806	579
Insurance and reinsurance balances receivable	5,189	5,026
Reinsurance recoverable on losses and loss expenses	10,945	11,227
Other assets	17,363	16,750

Total assets	$97,557	$94,510

Liabilities
Unpaid losses and loss expenses	$37,447	$37,443
Unearned premiums	8,020	7,539
Other liabilities	22,073	20,703

Total liabilities	$67,540	$65,685

Shareholders’ equity
Total shareholders’ equity	30,017	28,825

Total liabilities and shareholders’ equity	$97,557	$94,510

Book value per common share	$90.38	$84.83

Page 8/10

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Gross premiums written	$6,264	$6,373	$17,644	$17,366
Net premiums written	4,729	4,620	13,473	12,809
Net premiums earned	4,754	4,610	13,056	12,250
Losses and loss expenses	2,684	2,655	7,233	6,831
Policy benefits	125	138	383	379
Policy acquisition costs	825	678	2,311	1,957
Administrative expenses	554	563	1,655	1,641
Net investment income	566	522	1,675	1,587
Net realized gains (losses)	(120)	40	(297)	350
Interest expense	70	72	213	205
Other income (expense):
Gains (losses) from separate account assets	(6)	14	5	7
Other	25	(9)	56	(29)
Income tax expense	176	155	402	392

Net income	$785	$916	$2,298	$2,760

Diluted earnings per share:

Operating income	$2.64	$2.49	$7.32	$6.95
Net income	$2.32	$2.66	$6.75	$8.02

Weighted average diluted shares outstanding	337.7	343.8	340.4	344.1

P&C combined ratio
Loss and loss expense ratio	58.5%	60.7%	58.1%	59.0%
Policy acquisition cost ratio	16.5%	14.3%	16.9%	15.7%
Administrative expense ratio	11.3%	11.5%	12.5%	12.8%

P&C combined ratio	86.3%	86.5%	87.5%	87.5%

P&C underwriting income	$586	$558	$1,454	$1,356
Other income (expense) – operating	$(30)	$(31)	$(86)	$(96)

Page 9/10

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Gross Premiums Written

Insurance – North American P&C	$2,126	$2,135	$6,497	$6,281
Insurance – North American Agriculture	1,241	1,446	2,076	2,444
Insurance – Overseas General	2,156	2,018	6,641	6,188
Global Reinsurance	213	264	854	903
Life	528	510	1,576	1,550

Total	$6,264	$6,373	$17,644	$17,366

Net Premiums Written

Insurance – North American P&C	$1,541	$1,500	$4,594	$4,313
Insurance – North American Agriculture	764	805	1,346	1,371
Insurance – Overseas General	1,719	1,571	5,250	4,821
Global Reinsurance	208	265	794	836
Life	497	479	1,489	1,468

Total	$4,729	$4,620	$13,473	$12,809

Net Premiums Earned

Insurance – North American P&C	$1,518	$1,444	$4,547	$4,210
Insurance – North American Agriculture	766	849	1,199	1,252
Insurance – Overseas General	1,726	1,611	5,047	4,633
Global Reinsurance	255	239	800	731
Life	489	467	1,463	1,424

Total	$4,754	$4,610	$13,056	$12,250

Operating Income (loss)

Insurance – North American P&C	$337	$342	$1,126	$1,044
Insurance – North American Agriculture	57	50	51	83
Insurance – Overseas General	348	320	869	815
Global Reinsurance	145	131	435	431
Life	72	75	221	221
Corporate	(68)	(61)	(209)	(201)

Total	$891	$857	$2,493	$2,393

Page 10/10